Exhibit 5.1

Thomas A. Coll

+1 858 550 6013

collta@cooley.com

October 11, 2018

AmpliPhi Biosciences Corporation

3579 Valley Centre Drive

Suite 100

San Diego, CA 92130

Ladies and Gentlemen:

We have acted as counsel to AmpliPhi Biosciences Corporation, a Washington corporation, (the “Company”), in connection with the filing of a registration statement (No. 333-226959) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of:

(i) up to an aggregate of 19,018,125 shares (“Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), less the number of shares of Common Stock issuable upon exercise of Pre-Funded Warrants (defined below) sold in accordance with the Registration Statement and the Prospectus,

(ii) pre-funded warrants to purchase up to 16,537,500 shares of Common Stock (the “Pre-Funded Warrants”),

(iii) up to 16,537,500 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”), less the number of Shares sold in accordance with the Registration Statement and the Prospectus,

(iv) warrants to purchase up to 19,018,125 shares of Common Stock (the “Common Warrants”), and

(v) up to 19,018,125 shares of Common Stock issuable upon exercise of the Common Warrants (the “Common Warrant Shares”).

The Pre-Funded Warrants and the Common Warrants are sometimes referred to herein as the “Warrants.” The Pre-Funded Warrant Shares and the Common Warrant Shares are sometimes referred to herein as the “Warrant Shares.” The Shares, the Warrants and the Warrant Shares are together referred to herein as the “Securities.” The Securities are to be sold by the Company as described in the Registration Statement.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the related Prospectus, (b) the Company’s articles of Incorporation and bylaws, each as currently in effect, and (c) the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Securities to be sold to the underwriter by the Company will be sold at a price and on terms authorized by the Board of Directors of the Company or a committee thereof in accordance with Section 23B.06.210 of the Washington Business Corporation Act. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to verify independently such matters.

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com

AmpliPhi Biosciences Corporation

October 11, 2018

Page Two

Our opinion is expressed only with respect to the Washington Business Corporation Act and, as to the Warrants constituting valid and legally binding obligations of the Company, with respect to the laws of the State of New York. We express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of the Company’s common stock, future issuances of securities, including the Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants to be exercisable for more shares of the Company’s common stock than the number that then remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Company’s common stock.

With regard to our opinion below concerning the validity and binding nature of the Warrants:

(i)       Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law;

(ii)       Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law and by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought;

(iii)       We express no opinion with respect to any provision of the Warrants that: (a) specifies provisions must be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (b) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (c) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, service of process or procedural rights; (d) restricts non-written modifications and waivers; (e) relates to exclusivity, election or accumulation of rights or remedies; or (f) specifies a party’s waiver of any breach or any provision is not to be construed as a waiver by such party of any prior breach of such provision or of any other provision of the relevant agreement; and

(iv)      We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when issued and sold as contemplated in the Registration Statement and the Prospectus will be valid and legally binding obligations of the Company, and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants and as contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com

AmpliPhi Biosciences Corporation

October 11, 2018

Page Three

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

Cooley LLP

By:	/s/ Thomas A. Coll

                Thomas A. Coll

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com